Exhibit 99.1

Oracle Press Release

Contact(s):

Bob Wynne	Peter Yorke
Oracle	i-flex solutions
+1.650.506.5834	+1.91.80.2208.3000
bob.wynne@oracle.com	peter.yorke@iflexsolutions.com

Oracle To Buy Majority Interest In Indian Banking Software Maker i-flex

41% to be Purchased from Citigroup and 20% from Public Shareholders

REDWOOD SHORES, Calif., 02-AUG-2005 Oracle (NASDAQ: ORCL) today announced that it will buy a majority interest in India’s largest applications software company, i-flex solutions (Bombay Stock Exchange: IFLX.BO and National Stock Exchange of India: IFLX.NS). Software products from i-flex support corporate banking, consumer banking, investment banking, Internet banking, asset management, and investor services. i-flex has provided software and services to 575 banks in 115 countries.

“i-flex is the hottest software company in the banking industry, signing more new customers than any other banking software company in each of the last three years,” said Oracle CEO, Larry Ellison. “Banking is a strategic industry for Oracle with 9 out of the top 10 banks already running Oracle ERP applications. Oracle’s overall application strategy is to go beyond ERP and offer customers richer industry-specific functionality. i-flex gets us there in banking.”

The current i-flex management team will continue to run the company and will align product development, sales, marketing, and services activities with Oracle. The i-flex service organization will continue to provide deep domain expertise to major banks around the world. Oracle President Charles Phillips will join the i-flex board, and i-flex stock will continue to trade on the Bombay Stock Exchange and the National Stock Exchange of India.

“We have enjoyed a long, highly successful partnership with Oracle, and this transaction will be a logical evolution of our relationship,” said Rajesh Hukku, Chairman and Managing Director of i-flex solutions. “Aligning with Oracle, we can jointly offer an excellent value proposition to our global customers with truly integrated solutions across the front, middle, and back office.”

“This investment brings together our complementary technology to offer customers the most comprehensive banking solution for next generation applications, technology and services,” said Phillips. “The inevitable transition from legacy systems to modern applications has created a multi-billion dollar opportunity, and because no single supplier has been able to meet customer needs, the banking software market is highly fragmented. Customers have been looking for a Tier 1 software partner to help modernize their systems and lower their maintenance costs.”

Under terms of the agreement, Oracle will acquire Citigroup Venture Capital International’s 41 percent ownership stake in i-flex solutions. As required by Indian law, Oracle will make an open offer beginning on or about August 3, 2005 to purchase an additional 20 percent of the shares outstanding from the remaining shareholders at a price of Rs882.62 per share, with total cash consideration of approximately USD $316 million if the entire 20 percent is tendered into the offer. Subject to regulatory approvals, the transaction is expected to close by the end of 2005.

IBM has been a key global partner for i-flex and Oracle. “The i-flex products will continue to run on IBM software and hardware, and our relationship with i-flex aligns us more closely with IBM solutions for our joint banking customers,” said Phillips. “In addition, Citigroup remains a committed and loyal customer of i-flex, having recently entered into a 5-year product and services agreement.”

i-flex applications have been optimized for Oracle’s technology platform since 1997, with over 90 percent of i-flex customers currently running on Oracle technology. The i-flex portfolio of software products includes FLEXCUBE(r), the world’s #1 selling core banking solution; Reveleus(tm), an advanced business analytic application; and Daybreak(tm), an enterprise consumer-lending suite. In addition, the i-flex PRIMESOURCING offering provides a comprehensive range of software, consulting, development and support services, differentiated by deep domain expertise. i-flex is headquartered in Mumbai, India and employs over 5,500 people worldwide.

About Oracle

Oracle (NASDAQ: ORCL) is the world’s largest enterprise software company. For more information about Oracle, visit Oracle’s Web site at http://www.oracle.com.

About i-flex solutions

i-flex solutions (Reuters: IFLX.BO and IFLX.NS) is a world leader in providing IT solutions to the financial services industry. For more information about i-flex, visit the i-flex Web site at http://www.iflexsolutions.com.

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All company and product names are trademarks of the respective companies with which they are associated.

This press release is for information purposes and not an offer to buy or the solicitation of an offer to sell any shares. The details of the open offer to the public shareholders of i-flex will be made pursuant to a Letter of Offer addressed to each of the shareholders of i-flex. Shareholders of i-flex should read these materials carefully because they contain important information, including the terms and conditions of the offer.